Exhibit 99.1

Contacts:	Dan Petro, CFA, Vice President, Treasury and Investor Relations Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / pes@dennardlascar.com Dennard Lascar Investor Relations / (713) 529-6600
Pioneer Energy Services
Reports Fourth Quarter 2018 Results
SAN ANTONIO, Texas, February 19, 2019 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended December 31, 2018. Fourth quarter and recent notable items include:

•	Domestic drilling fleet was fully utilized and generated an average margin per day of $10,252.

•
International drilling fleet generated its highest average margin per day since 2014. Also, two drilling rigs that had been idle during the quarter commenced operations in December for two separate clients resulting in seven rigs earning revenue at year-end.

•	Well servicing and coiled tubing both generated sequential revenue increases despite seasonal activity slowdowns and lower commodity prices.
Consolidated Financial Results
Revenues for the fourth quarter of 2018 were $141.5 million, down 5% from revenues of $149.3 million in the third quarter of 2018 (“the prior quarter”). Net loss for the fourth quarter of 2018 was $14.5 million, or $0.19 per share, compared with net loss of $5.2 million, or $0.07 per share, in the prior quarter. Adjusted net loss(1) for the fourth quarter was $13.6 million, and adjusted EPS(2) was a loss of $0.17 per share. These results compare to an adjusted net loss of $5.6 million, and an adjusted EPS loss of $0.07 per share in the prior quarter. Fourth quarter adjusted EBITDA(3) was $20.8 million, down from $28.6 million in the prior quarter.

The decrease in revenues and adjusted EBITDA from the prior quarter was primarily due to lower completion-related activity in our wireline services business, which was partially offset by improved margins in our international drilling operations. Additionally, our adjusted EBITDA during the fourth quarter decreased by $1.0 million as compared to the prior quarter due to the change in fair value of our phantom stock awards, for which we recognized a benefit in the third and fourth quarters of $3.7 million and $2.7 million, respectively.
Operating Results
Production Services Business
Revenue from our production services business was $82.3 million in the fourth quarter, down 8% from the prior quarter. Gross margin as a percentage of revenue from our production services business was 19% in the fourth quarter, down from 24% in the prior quarter.
The decrease in production services revenues from the prior quarter was attributable to lower wireline completion-related activity as certain customers curtailed completion activities amidst declining commodity prices. The overall decrease in production service revenue was partially offset by sequential increases in well servicing and coiled tubing revenues. We continued to expand our 24-hour drill-out, completion-related activity, primarily in West Texas, which led to a sequential increase in revenue for the well servicing business. Our coiled tubing business benefited from the full impact of large diameter equipment added during the prior quarter.
Well servicing average revenue per hour was $571 in the fourth quarter, up from $552 in the prior quarter. Well servicing rig utilization was 50% in the fourth quarter, down slightly from 51% in the prior quarter. Coiled tubing revenue days totaled 346 in the fourth quarter, as compared to 362 in the prior quarter. The number of wireline jobs completed in the fourth quarter decreased by 10% sequentially.
Drilling Services Business
Revenue from our drilling services business was $59.2 million in the fourth quarter, reflecting a 1% decrease from the prior quarter. Margin per day was $10,872, up from $9,428 in the prior quarter.
Our domestic drilling fleet was fully utilized during the current and prior quarters with average revenues per day of $25,794 in the fourth quarter, up from $25,076 in the prior quarter. Domestic drilling average margin per day was $10,252 in the fourth quarter, up slightly from $10,237 in the prior quarter due to certain rigs repricing upward by approximately $1,000 to $4,000 per day during the quarter, but offset by one rig repricing downward by approximately $5,000 per day from a legacy contract.
International drilling rig utilization was 71% for the fourth quarter, down from 76% in the prior quarter. Average revenues per day were $41,230, up from $41,158 in the prior quarter, while average margin per day for the fourth quarter was $12,590, up from $7,327 in the prior quarter. The increase in revenue per day and margin per day was primarily due to negotiated reimbursements of certain operating costs of approximately $1.3 million, as well as demobilization revenue related to one contract. Although utilization in the fourth quarter was down sequentially, two idle rigs were mobilized and began operations in December.
Currently, all 16 of our domestic drilling rigs are earning revenues, 13 of which are under term contracts, and six of our eight rigs in Colombia are earning revenue under daywork contracts. In our domestic drilling operations, we expect our contracted new-build drilling rig to be deployed to West Texas and begin operations in late first quarter of 2019.

Comments from our President and CEO
“In 2018, we generated significantly improved results over 2017 with our drilling services business achieving 35% revenue growth and a 42% increase in gross margin, while our production services business achieved 31% revenue growth and a 35% increase in gross margin,” said Wm. Stacy Locke, President and Chief Executive Officer. “Strong demand for our U.S. drilling services positioned us to continue to generate industry-leading margins throughout the year, despite the downward repricing of four rigs from legacy new-build contracts. Our fleet of top performing U.S. drilling rigs remains fully utilized, and continues to experience strong demand. In Colombia, we diversified our client base and finished 2018 with seven rigs earning revenue for five customers. Our international drilling operations had a particularly favorable year with 104% revenue growth and a 115% improvement in gross margin.
    “Looking forward, we have solid term contract protection in our drilling services business, and select dayrate increases that were negotiated in the fourth quarter will positively impact the business in 2019. We expect drilling demand for high spec rigs to remain strong, particularly in West Texas where we will be delivering a new-build rig in the first quarter on a three-year term contract. Demand has been firm in Colombia with seven rigs currently contracted, although one of the seven will not be earning revenue for part of the first quarter due to a required mast repair, but is expected to return to work in the second quarter.
“Our production services business should see steady improvement throughout the first quarter with typical seasonal weakness in January and February, and finishing stronger in March. We expect to continue to benefit from our investment in coiled tubing with the addition of two large diameter units in 2018 and the ongoing expansion of 24-hour drill-out, completion activities that we introduced in late 2018 in our well servicing business. We anticipate that market dynamics for wireline services could remain challenging in early 2019.
“While the market conditions remain uncertain and visibility limited, we are focused on maintaining capital expenditure discipline with an expectation of being cash flow neutral for 2019. In addition, we will continue to explore asset sales to unlock additional liquidity and enhance our ability to reduce debt.”

First Quarter 2019 Guidance
In the first quarter of 2019, revenue from our production services business segments could range from down 3% to up 3% as compared to the fourth quarter of 2018 depending on a number of factors such as weather and the timing of certain clients resuming operations. Margin from our production services business is estimated to be 18% to 21% of revenue. Domestic drilling services rig utilization is expected to be 100% and generate average margins per day of approximately $9,700 to $10,200. International drilling services rig utilization is estimated to average 80% to 83%, and generate average margins per day of approximately $9,000 to $10,000.
We expect general and administrative expense to be approximately $20 million to $21 million in the first quarter of 2019, which as it relates to phantom stock compensation expense, is based on the closing price of our common stock of $1.23 per share at December 31, 2018.
Liquidity
Working capital at December 31, 2018 was $110.3 million, down from $130.6 million at December 31, 2017. Cash and cash equivalents, including restricted cash, were $54.6 million, down from $75.6 million at year-end 2017. During the year ended December 31, 2018, we used $67.1 million of cash for the purchase of property and equipment, and our cash provided by operations was $39.7 million.
Capital Expenditures
Cash capital expenditures during the year ended December 31, 2018 were $67.1 million, including capitalized interest. We estimate total cash capital expenditures for 2019 to be approximately $55 million to $60 million, which includes approximately $7 million for final payments on the construction of the new-build drilling rig that is expected to begin operations in the first quarter, and previous commitments on high-pressure pump packages for coiled tubing completion operations.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call until February 26th. To access the replay, dial (201) 612-7415 and enter the pass code 13686777.

The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' web site at www.pioneeres.com. To listen to the live call, visit our web site at least 10 minutes early to register and download any necessary audio software. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its three production services business segments. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its two drilling services business segments.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured term loan, our senior secured revolving asset-based credit facility, and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry, the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units, the continued availability of qualified personnel, the success or failure of our acquisition strategy, the occurrence of cybersecurity incidents, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2018, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,	September 30,	December 31,
	2018	2018	2018	2017
	(unaudited)		(audited)

Revenues	$141,505	$149,332	$590,097	$446,455

Costs and expenses:
Operating costs	103,989	108,961	429,913	330,880
Depreciation	23,019	23,501	93,554	98,777
General and administrative	16,051	14,043	74,117	69,681
Bad debt expense, net of recovery	582	111	271	53
Impairment	1,815	239	4,422	1,902
Gain on dispositions of property and equipment, net	(199)	(1,861)	(3,121)	(3,608)
Total costs and expenses	145,257	144,994	599,156	497,685
Income (loss) from operations	(3,752)	4,338	(9,059)	(51,230)

Other income (expense):
Interest expense, net of interest capitalized	(9,816)	(9,811)	(38,782)	(27,039)
Other income (expense), net	(308)	498	738	424
Total other expense, net	(10,124)	(9,313)	(38,044)	(28,091)

Loss before income taxes	(13,876)	(4,975)	(47,103)	(79,321)
Income tax (expense) benefit	(611)	(258)	(1,908)	4,203
Net loss	$(14,487)	$(5,233)	$(49,011)	$(75,118)

Loss per common share:
Basic	$(0.19)	$(0.07)	$(0.63)	$(0.97)
Diluted	$(0.19)	$(0.07)	$(0.63)	$(0.97)

Weighted-average number of shares outstanding:
Basic	78,136	78,136	77,957	77,390
Diluted	78,136	78,136	77,957	77,390

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(audited)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$53,566	$73,640
Restricted cash	998	2,008
Receivables, net of allowance for doubtful accounts	130,881	113,005
Inventory	18,898	14,057
Assets held for sale	3,582	6,620
Prepaid expenses and other current assets	7,109	6,229
Total current assets	215,034	215,559

Net property and equipment	524,858	549,623
Other noncurrent assets	1,658	1,687
Total assets	$741,550	$766,869

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,134	$29,538
Deferred revenues	1,722	905
Accrued expenses	68,912	54,471
Total current liabilities	104,768	84,914

Long-term debt, less unamortized discount and debt issuance costs	464,552	461,665
Deferred income taxes	3,688	3,151
Other noncurrent liabilities	3,484	7,043
Total liabilities	576,492	556,773
Total shareholders’ equity	165,058	210,096
Total liabilities and shareholders’ equity	$741,550	$766,869

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(audited)

	Year ended
	December 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(49,011)	$(75,118)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	93,554	98,777
Allowance for doubtful accounts, net of recoveries	271	53
Gain on dispositions of property and equipment, net	(3,121)	(3,608)
Stock-based compensation expense	4,444	4,349
Phantom stock compensation expense	46	1,609
Amortization of debt issuance costs and discount	2,900	1,548
Loss on extinguishment of debt	—	1,476
Impairment	4,422	1,902
Deferred income taxes	538	(5,030)
Change in other noncurrent assets	565	(1)
Change in other noncurrent liabilities	(426)	385
Changes in current assets and liabilities	(14,526)	(32,159)
Net cash provided by (used in) operating activities	39,656	(5,817)

Cash flows from investing activities:
Purchases of property and equipment	(67,148)	(63,277)
Proceeds from sale of property and equipment	5,864	12,569
Proceeds from insurance recoveries	1,082	3,344
Net cash used in investing activities	(60,202)	(47,364)

Cash flows from financing activities:
Debt repayments	—	(120,000)
Proceeds from issuance of debt	—	245,500
Debt issuance costs	—	(6,332)
Proceeds from exercise of options	11	—
Purchase of treasury stock	(549)	(533)
Net cash provided by (used in) financing activities	(538)	118,635

Net decrease in cash, cash equivalents and restricted cash	(21,084)	65,454
Beginning cash, cash equivalents and restricted cash	75,648	10,194
Ending cash, cash equivalents and restricted cash	$54,564	$75,648

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Results by Segment
(in thousands)
(unaudited)

	Three months ended		Year ended
	December 31,	September 30,	December 31,
	2018	2018	2018	2017
Revenues:
Domestic drilling	$37,530	$36,586	$145,676	$129,276
International drilling	21,646	23,131	84,161	41,349
Drilling services	59,176	59,717	229,837	170,625
Well servicing	25,155	24,369	93,800	77,257
Wireline services	44,466	52,654	215,858	163,716
Coiled tubing services	12,708	12,592	50,602	34,857
Production services	82,329	89,615	360,260	275,830
Consolidated revenues	$141,505	$149,332	$590,097	$446,455

Operating costs:
Domestic drilling	$22,613	$21,650	$86,910	$83,122
International drilling	15,036	19,013	64,074	31,994
Drilling services	37,649	40,663	150,984	115,116
Well servicing	18,111	17,193	67,554	56,379
Wireline services	37,295	40,840	167,337	128,137
Coiled tubing services	10,934	10,265	44,038	31,248
Production services	66,340	68,298	278,929	215,764
Consolidated operating costs	$103,989	$108,961	$429,913	$330,880

Gross margin:
Domestic drilling	$14,917	$14,936	$58,766	$46,154
International drilling	6,610	4,118	20,087	9,355
Drilling services	21,527	19,054	78,853	55,509
Well servicing	7,044	7,176	26,246	20,878
Wireline services	7,171	11,814	48,521	35,579
Coiled tubing services	1,774	2,327	6,564	3,609
Production services	15,989	21,317	81,331	60,066
Consolidated gross margin	$37,516	$40,371	$160,184	$115,575

Consolidated:
Net loss	$(14,487)	$(5,233)	$(49,011)	$(75,118)
Adjusted EBITDA (1)	$20,774	$28,576	$89,655	$49,873

(1)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the table on page 13.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(unaudited)

	Three months ended		Year ended
	December 31,	September 30,	December 31,
	2018	2018	2018	2017

Domestic drilling:
Average number of drilling rigs	16	16	16	16
Utilization rate	99%	99%	99%	95%
Revenue days	1,455	1,459	5,808	5,524

Average revenues per day	$25,794	$25,076	$25,082	$23,403
Average operating costs per day	15,542	14,839	14,964	15,047
Average margin per day	$10,252	$10,237	$10,118	$8,356

International drilling:
Average number of drilling rigs	8	8	8	8
Utilization rate	71%	76%	77%	46%
Revenue days	525	562	2,258	1,345

Average revenues per day	$41,230	$41,158	$37,272	$30,743
Average operating costs per day	28,640	33,831	28,376	23,787
Average margin per day	$12,590	$7,327	$8,896	$6,956

Drilling services business:
Average number of drilling rigs	24	24	24	24
Utilization rate	90%	92%	92%	78%
Revenue days	1,980	2,021	8,066	6,869

Average revenues per day	$29,887	$29,548	$28,495	$24,840
Average operating costs per day	19,015	20,120	18,719	16,759
Average margin per day	$10,872	$9,428	$9,776	$8,081

Well servicing:
Average number of rigs	125	125	125	125
Utilization rate	50%	51%	49%	43%
Rig hours	44,051	44,155	171,851	150,240
Average revenue per hour	$571	$552	$546	$514

Wireline services:
Average number of units	105	104	107	115
Number of jobs	2,407	2,684	10,943	11,139
Average revenue per job	$18,474	$19,618	$19,726	$14,698

Coiled tubing services:
Average number of units	8	11	12	16
Revenue days	346	362	1,472	1,529
Average revenue per day	$36,728	$34,785	$34,376	$22,797

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Gross Margin
(in thousands)
(unaudited)

	Three months ended		Year ended
	December 31,	September 30,	December 31,
	2018	2018	2018	2017

Net loss as reported	$(14,487)	$(5,233)	$(49,011)	$(75,118)

Depreciation and amortization	23,019	23,501	93,554	98,777
Impairment	1,815	239	4,422	1,902
Interest expense	9,816	9,811	38,782	27,039
Loss on extinguishment of debt	—	—	—	1,476
Income tax expense (benefit)	611	258	1,908	(4,203)
Adjusted EBITDA(1)	20,774	28,576	89,655	49,873

General and administrative	16,051	14,043	74,117	69,681
Bad debt expense	582	111	271	53
Gain on dispositions of property and equipment, net	(199)	(1,861)	(3,121)	(3,608)
Other expense (income)	308	(498)	(738)	(424)
Consolidated gross margin	$37,516	$40,371	$160,184	$115,575

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	December 31,	September 30,
	2018	2018

Net loss as reported	$(14,487)	$(5,233)
Impairment	1,815	239
Tax benefit related to adjustments	(426)	(56)
Valuation allowance adjustments on deferred tax assets	(2,236)	(581)
Adjusted net loss(2)	$(13,642)	$(5,631)

Basic weighted average number of shares outstanding, as reported	78,136	78,136
Effect of dilutive securities	—	—
Diluted weighted average number of shares outstanding, as adjusted	78,136	78,136

Adjusted (diluted) EPS(3)	$(0.17)	$(0.07)

Diluted EPS as reported	$(0.19)	$(0.07)

(2)Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(3)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Equipment Information
As of February 19, 2019

	Multi-well, Pad-capable
Drilling Services Business Segments:	AC rigs	SCR rigs	Total
Domestic drilling	16	—	16
International drilling	—	8	8
			24

Production Services Business Segments:	550 HP	600 HP	Total
Well servicing rigs, by horsepower (HP) rating	113	12	125

			Total
Wireline services units			105
Coiled tubing services units			9